Consent of Independent Registered Public Accounting Firm


The Shareholders and Board of Trustees
AllianceBernstein Pooling Portfolios:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information relating to the AllianceBernstein Global Research Growth Portfolio and AllianceBernstein Global Value Portfolio, each a series of AllianceBernstein Pooling Portfolios.




New York, New York
May 30, 2006